UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

BROOKE CREDIT CORPORATION

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

11252N101

(CUSIP Number)

Anita F. Larson

President and Chief Operating Officer

Brooke Corporation

10950 Grandview Drive, Suite 600

Overland Park, Kansas 66210

(913) 661-0123

with a copy to:

Steven Segaloff

Senior Vice President

and

Deputy General Counsel

Plainfield Asset Management LLC

55 Railroad Avenue

Greenwich, CT 06830

Tel. (203) 302 - 1766

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 18, 2007

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), 240.13d-1(f) or 240.13d-(1)(g), check the following box  ☐.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 11252N101	SCHEDULE 13D

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

BROOKE CORPORATION 48-1009756
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (*)
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States (Kansas)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

15,967,444
8 SHARED VOTING POWER

0
9 SOLE DISPOSITIVE POWER

15,967,444
10 SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,967,444
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

62.1
14	TYPE OF REPORTING PERSON

CO

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 11252N101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

BROOKE HOLDINGS, INC. 48-1058710
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States (Kansas)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

0
8 SHARED VOTING POWER

15,967,444
9 SOLE DISPOSITIVE POWER

0
10 SHARED DISPOSITIVE POWER

15,967,444

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,967,444
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

62.1
14	TYPE OF REPORTING PERSON

CO

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 11252N101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

ROBERT D. ORR
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

0
8 SHARED VOTING POWER

15,967,444
9 SOLE DISPOSITIVE POWER

0
10 SHARED DISPOSITIVE POWER

15,967,444

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 (This Reporting Person disclaims beneficial ownership of any shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0
14	TYPE OF REPORTING PERSON

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 11252N101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

LELAND G. ORR
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

0
8 SHARED VOTING POWER

15,967,444
9 SOLE DISPOSITIVE POWER

0
10 SHARED DISPOSITIVE POWER

15,967,444

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 (This Reporting Person disclaims beneficial ownership of any shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0
14	TYPE OF REPORTING PERSON

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 11252N101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

MICHAEL S. LOWRY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

756,821
8 SHARED VOTING POWER

15,967,444
9 SOLE DISPOSITIVE POWER

756,821
10 SHARED DISPOSITIVE POWER

15,967,444

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

756,821
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.9
14	TYPE OF REPORTING PERSON

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 11252N101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

ANITA F. LARSON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

437,881
8 SHARED VOTING POWER

15,967,444
9 SOLE DISPOSITIVE POWER

437,881
10 SHARED DISPOSITIVE POWER

15,967,444

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

437,881
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.7
14	TYPE OF REPORTING PERSON

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 11252N101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

KYLE L. GARST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

0
8 SHARED VOTING POWER

15,967,444
9 SOLE DISPOSITIVE POWER

0
10 SHARED DISPOSITIVE POWER

15,967,444

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 (This Reporting Person disclaims beneficial ownership of any shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0
14	TYPE OF REPORTING PERSON

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 11252N101	SCHEDULE 13D

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (*)
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

4,198,200
8 SHARED VOTING POWER

0
9 SOLE DISPOSITIVE POWER

4,640,220
10 SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,640,220
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

18.0%
14	TYPE OF REPORTING PERSON

00

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 11252N101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

PLAINFIELD ASSET MANAGEMENT LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

4,198,220
8 SHARED VOTING POWER

0
9 SOLE DISPOSITIVE POWER

4,640,220
10 SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,640,220
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

18.0%
14	TYPE OF REPORTING PERSON

00

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 11252N101	SCHEDULE 13D

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

MAX HOLMES
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (*)
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

4,198,220
8 SHARED VOTING POWER

0
9 SOLE DISPOSITIVE POWER

4,640,220
10 SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,640,220
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

18.0%
14	TYPE OF REPORTING PERSON

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 11252N101	SCHEDULE 13D

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

PLAINFIELD ACCEPTANCE LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (*)
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

4,198,220
8 SHARED VOTING POWER

0
9 SOLE DISPOSITIVE POWER

4,640,220
10 SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,640,220
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

18.0%
14	TYPE OF REPORTING PERSON

00

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

Item 1. Security and Issuer.

The class of equity securities to which this Amendment No. 5 to Statement on Schedule 13D relates is the common stock, par value $0.01 per share, of Brooke Credit Corporation, a Delaware corporation (the “Company”). The principal executive offices of the Company are located at 10950 Grandview Drive, Suite 600, Overland Park, Kansas 66210.

Only Items 2 and 5 are amended hereby.

Item 2. Identity and Background.

This Amendment No. 5 is being filed to reflect:

(a) the adjusted share ownership of the Reporting Persons following the consummation on July 18, 2007 of the merger (the “Merger”) of Brooke Credit Corporation, a Kansas corporation, with and into Oakmont Acquisition Corp., a Delaware corporation (“Oakmont”) and the renaming of Oakmont as Brooke Credit Corporation,

(b) the fact that Robert J. Skandalaris, Michael C. Azar, David J. Langevin, QVM Oakmont Services LLC and KrisLee & Associates LLC are no longer members of a Section 13(d) group with each other or with Brooke Corporation, Brooke Holdings, Inc., Robert D. Orr, Leland G. Orr, Michael S. Lowry, Anita F. Larson, Kyle L. Garst, Plainfield Special Situation Master Fund Limited, Plainfield Asset Management LLC, Max Holmes, or Plainfield Acceptance LLC, and

(c) the exercise on July 19, 2007 of an option held by Plainfield Acceptance LLC to purchase warrants to purchase 442,000 shares of the Company’s common stock.

Item 5. Interest in Securities of the Issuer.

The aggregate percentage of shares of Common Stock reported owned by the Reporting Persons herein is based upon 25,722,898 shares of Common Stock outstanding as of July 18, 2007.

I.	Brooke Corporation

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned:

15,967,444

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

15,967,444

(ii)	shared power to vote or direct the vote:

0

(iii)	sole power to dispose or direct the disposition of:

15,967,444

(iv)	shared power to dispose or direct the disposition of:

0

(c).	Except for shares received in the Merger and as previously reported on prior amendments to this statement on Schedule 13D, this Reporting Person has not effected any transactions involving the Common Stock of the Company during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

II.	Brooke Holdings, Inc.

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 15,967,444

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

0

(ii)	shared power to vote or direct the vote:

15,967,444

(iii)	sole power to dispose or direct the disposition of:

0

(iv)	shared power to dispose or direct the disposition of:

15,967,444

(c).	This Reporting Person has not effected any transactions involving the Common Stock of the Company during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

III.	Robert D. Orr

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 0

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

0

(ii)	shared power to vote or direct the vote:

15,967,444

(iii)	sole power to dispose or direct the disposition of:

0

(iv)	shared power to dispose or direct the disposition of:

15,967,444

(c).	This Reporting Person has not effected any transactions involving the Common Stock of the Company during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

IV.	Leland G. Orr

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 0

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

0

(ii)	shared power to vote or direct the vote:

15,967,444

(iii)	sole power to dispose or direct the disposition of:

0

(iv)	shared power to dispose or direct the disposition of:

15,967,444

(c).	This Reporting Person has not effected any transactions involving the Common Stock of the Company during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

V.	Michael S. Lowry

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 2.9

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

756,821

(ii)	shared power to vote or direct the vote:

15,967,444

(iii)	sole power to dispose or direct the disposition of:

756,821

(iv)	shared power to dispose or direct the disposition of:

15,967,444

(c).	Except for shares received in the Merger and as previously reported on prior amendments to this statement on Schedule 13D, this Reporting Person has not effected any transactions involving Common Stock or any other Company Securities during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

VI.	Anita F. Larson

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 1.7

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

437,881

(ii)	shared power to vote or direct the vote:

15,967,444

(iii)	sole power to dispose or direct the disposition of:

437,881

(iv)	shared power to dispose or direct the disposition of:

15,967,444

(c).	Except for shares received in the Merger and as previously reported on prior amendments to this statement on Schedule 13D, this Reporting Person has not effected any transactions involving Common Stock or any other Company Securities during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

VII.	Kyle L. Garst

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 0

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

0

(ii)	shared power to vote or direct the vote:

15,967,444

(iii)	sole power to dispose or direct the disposition of:

0

(iv)	shared power to dispose or direct the disposition of:

15,967,444

(c).	This Reporting Person has not effected any transactions involving the Common Stock of the Company during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

VIII.	Plainfield Special Situations Master Fund Limited

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 18.0%

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote: 4,198,220

(ii)	shared power to vote or direct the vote: 0

(iii)	sole power to dispose or direct the disposition of: 4,640,220

(iv)	shared power to dispose or direct the disposition of: 0

(c).	Not applicable.

(d).	Not applicable.

(e).	Not applicable.

IX.	Plainfield Asset Management LLC

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 18.0%

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote: 4,198,220

(ii)	shared power to vote or direct the vote: 0

(iii)	sole power to dispose or direct the disposition of: 4,640,220

(iv)	shared power to dispose or direct the disposition of: 0

(c).	Not applicable.

(d).	Not applicable.

(e).	Not applicable.

X.	Max Holmes

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 18.0%

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote: 4,198,220

(ii)	shared power to vote or direct the vote: 0

(iii)	sole power to dispose or direct the disposition of: 4,640,220

(iv)	shared power to dispose or direct the disposition of: 0

(c).	Not applicable.

(d).	Not applicable.

(e).	Not applicable.

XI.	Plainfield Acceptance LLC

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 18.0%

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote: 4,198,220

(ii)	shared power to vote or direct the vote: 0

(iii)	sole power to dispose or direct the disposition of: 4,640,220

(iv)	shared power to dispose or direct the disposition of: 0

(c).	During the past 60 days, this Reporting Person effected the following transactions involving securities of Oakmont:

•	Purchased 437,400 shares of Common Stock in the open market for $5.79 on July 10, 2007.

•	Purchased 3,720,860 shares of Common Stock in the open market for $5.80 on July 9, 2007.

•	Acquired the Common Stock Option, previously reported in Item 4.

•	Acquired the Warrant Option, as previously reported in Item 4.

•	Exercised the Warrant Option to acquire 442,000 warrants to purchase shares of Common Stock at an exercise price of $0.75 per warrant on July 19, 2007.

(d).	Not applicable.

(e).	Not applicable.

Each Reporting Person expressly disclaims ownership of any shares of Common Stock owned by each other Reporting Person.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 20, 2007

BROOKE CORPORATION

By:	/s/ ANITA F. LARSON
Name:	Anita F. Larson
Title:	President and Chief Operating Officer

BROOKE HOLDINGS, INC.

By:	/s/ ANITA F. LARSON
Name:	Anita F. Larson
Title:	Authorized Signer

By:	/s/ ROBERT D. ORR
Robert D. Orr

By:	/s/ LELAND G. ORR
Leland G. Orr

By:	/s/ MICHAEL S. LOWRY
Michael S. Lowry

By:	/s/ ANITA F. LARSON
Anita F. Larson

By:	/s/ KYLE L. GARST
Kyle L. Garst

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED

By:	/s/ STEVEN SEGALOFF
Steven Segaloff, Senior Vice President

PLAINFIELD ASSET MANAGEMENT LLC

By:	/s/ STEVEN SEGALOFF
Steven Segaloff, Senior Vice President

/s/ MAX HOLMES
Max Holmes

PLAINFIELD ACCEPTANCE LLC

By:	/s/ STEVEN SEGALOFF
Steven Segaloff, Senior Vice President